Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

			Votes for	 Votes withheld
Liaquat Ahamed	 	5,415,154,963 	 14,207,845
Ravi Akhoury	 	5,415,184,974 	 14,177,833
Barbara M. Baumann	5,415,851,291 	 13,511,517
Jameson A. Baxter	5,415,767,570 	 13,595,238
Charles B. Curtis	5,415,854,394 	 13,508,413
Robert J. Darretta	5,416,022,043 	 13,340,765
Katinka Domotorffy	5,415,419,173 	 13,943,635
John A. Hill	 	5,415,885,634 	 13,477,174
Paul L. Joskow	 	5,416,010,424 	 13,352,383
Kenneth R. Leibler	5,415,817,292 	 13,545,516
Robert E. Patterson	5,415,985,292 	 13,377,516
George Putnam, III	5,415,959,400 	 13,403,408
Robert L. Reynolds	5,416,108,530 	 13,254,278
W. Thomas Stephens 	5,415,918,406 	 13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
2,708,249,233 	0   	 	0   	 	0


A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for	Votes against	Abstentions	Broker non-votes
5,234,359,081 	33,570,449 	18,267,087 	143,166,192

All tabulations are rounded to the nearest whole number.